Exhibit 99.1
Explanatory Note

During the three months ended March 31, 2017, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and our previously announced planned exit from the Individual Commercial medical business on January 1, 2018. Additionally, we renamed our Group segment to the Group and Specialty segment, and began presenting the Individual Commercial business results as a separate segment rather than as part of the Retail segment. Specialty health insurance benefits, including dental, vision, other supplemental health, and financial protection products, marketed to individuals are now included in the Group and Specialty segment. Specialty health insurance benefits marketed to employer groups continue to be included in the Group and Specialty segment. As a result of this realignment, our reportable segments now include Retail, Group and Specialty, Healthcare Services, and Individual Commercial. Prior period segment financial information has been recast to conform to the 2017 presentation. See Note 17 for segment financial information."Item 1. Business" set forth in this Exhibit 99.1 has been revised from the "Item 1. Business" included in Part 1 to Humana's Annual Report on Form 10-K for the year ended December 31, 2016 (which we refer to as the "2016 Form 10-K") to reflect retrospective application of the new reporting structure and reclassified historical results to conform to the new segment presentation. Revisions are highlighted in blue font. "Item 1. Business" set forth below has not been revised to reflect events or developments subsequent to February 17, 2017, the date that Humana filed the 2016 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2016 Form 10-K, please refer to the reports and other information Humana has filed with the Securities and Exchange Commission since that date, including Humana's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017.
Forward-Looking Statements
Some of the statements under “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are made within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events, trends and uncertainties. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the information discussed under the section entitled “Risk Factors” in this report. In making these statements, we are not undertaking to address or update them in future filings or communications regarding our business or results. Our business is highly complicated, regulated and competitive with many different factors affecting results.
PART I
ITEM 1. BUSINESS WITH RETROSPECTIVE APPLICATION OF SEGMENTS

General
Headquartered in Louisville, Kentucky, Humana Inc. and its subsidiaries, referred to throughout this document as “we,” “us,” “our,” the “Company” or “Humana,” is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. Our strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country. As of December 31, 2016, we had approximately 14.2 million members in our medical benefit plans, as well as approximately 7.0 million members in our specialty products. During 2016, 75% of our total premiums and services revenue were derived from contracts with the federal government, including 14% derived from our individual Medicare Advantage contracts in Florida with the Centers for Medicare and Medicaid Services, or CMS, under which we provide health insurance coverage to approximately 598,100 members as of December 31, 2016.

Humana Inc. was organized as a Delaware corporation in 1964. Our principal executive offices are located at 500 West Main Street, Louisville, Kentucky 40202, the telephone number at that address is (502) 580-1000, and our website address is www.humana.com. We have made available free of charge through the Investor Relations section of our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.
This Annual Report on Form 10-K, or 2016 Form 10-K, contains both historical and forward-looking information. See Item 1A. – Risk Factors in this 2016 Form 10-K for a description of a number of factors that may adversely affect our results or business.
Aetna Merger
On July 2, 2015, we entered into an Agreement and Plan of Merger, which we refer to in this report as the Merger Agreement, with Aetna Inc. and certain wholly owned subsidiaries of Aetna Inc., which we refer to collectively as Aetna, which sets forth the terms and conditions under which we agreed to merge with, and become a wholly owned subsidiary of Aetna, a transaction we refer to in this report as the Merger.
The Merger was subject to customary closing conditions, including, among other things, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of necessary approvals under state insurance and healthcare laws and regulations and pursuant to certain licenses of certain of Humana’s subsidiaries, and (ii) the absence of legal restraints and prohibitions on the consummation of the Merger.
On December 22, 2016, in order to extend the “End Date” (as defined in the Merger Agreement), Aetna and Humana each agreed to waive until 11:59 p.m. (Eastern time) on February 15, 2017 its right to terminate the Merger Agreement due to a failure of the Mergers to have been completed on or before December 31, 2016.
On July 21, 2016, the U.S. Department of Justice and the attorneys general of certain U.S. jurisdictions filed a civil antitrust complaint in the U.S. District Court for the District of Columbia against us and Aetna, alleging that the Merger would violate Section 7 of the Clayton Antitrust Act and seeking a permanent injunction to prevent the Merger from being completed. On January 23, 2017, the Court ruled in favor of the DOJ and granted a permanent injunction of the proposed transaction. On February 14, 2017, we and Aetna agreed to mutually terminate the Merger Agreement, as our Board determined that an appeal of the Court's ruling would not be in the best interest of our stockholders.Under terms of the Merger Agreement, we are entitled to a breakup fee of $1 billion.
Health Care Reform
The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Health Care Reform Law) enacted significant reforms to various aspects of the U.S. health insurance industry. Certain significant provisions of the Health Care Reform Law include, among others, mandated coverage requirements, mandated benefits and guarantee issuance associated with commercial medical insurance, rebates to policyholders based on minimum benefit ratios, adjustments to Medicare Advantage premiums, the establishment of federally-facilitated or state-based exchanges coupled with programs designed to spread risk among insurers, and the introduction of plan designs based on set actuarial values. In addition, the Health Care Reform Law established insurance industry assessments, including an annual health insurance industry fee and a three-year industry wide commercial reinsurance fee. The Health Care Reform Law is discussed more fully in Item 7. – Management’s Discussion and Analysis of Financial Condition and Results of Operations under the section titled “Health Care Reform” in this 2016 Form 10-K.
If we fail to effectively implement our operational and strategic initiatives with respect to the implementation of the Health Care Reform Law, our business may be materially adversely affected. Additionally, potential legislative changes, including activities to repeal or replace the Health Care Reform Law, creates uncertainty for our business, and we cannot predict when, or in what form, such legislative changes may occur.

Business Segments
During the three months ended March 31, 2017, we realigned certain of our businesses among our reportable segments to correspond with internal management reporting changes and our previously announced planned exit from the Individual Commercial medical business on January 1, 2018. Additionally, we renamed our Group segment to the Group and Specialty segment, and began presenting the Individual Commercial business results as a separate segment rather than as part of the Retail segment. Specialty health insurance benefits, including dental, vision, other supplemental health, and financial protection products, marketed to individuals are now included in the Group and Specialty segment. Specialty health insurance benefits marketed to employer groups continue to be included in the Group and Specialty segment. As a result of this realignment, our reportable segments now include Retail, Group and Specialty, Healthcare Services, and Individual Commercial. Prior period segment financial information has been recast to conform to the 2017 presentation. See Note 17 to the consolidated financial statements included in Item 8. - Financial Statements and Supplementary Data for segment financial information.
We manage our business with four reportable segments: Retail, Group and Specialty, Healthcare Services, and Individual Commercial. In addition, the Other Businesses category includes businesses that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on well-being solutions for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.
Our Products
Our medical and specialty insurance products allow members to access health care services primarily through our networks of health care providers with whom we have contracted. These products may vary in the degree to which members have coverage. Health maintenance organizations, or HMOs, generally require a referral from the member’s primary care provider before seeing certain specialty physicians. Preferred provider organizations, or PPOs, provide members the freedom to choose a health care provider without requiring a referral. However PPOs generally require the member to pay a greater portion of the provider’s fee in the event the member chooses not to use a provider participating in the PPO’s network. Point of Service, or POS, plans combine the advantages of HMO plans with the flexibility of PPO plans. In general, POS plans allow members to choose, at the time medical services are needed, to seek care from a provider within the plan’s network or outside the network. In addition, we offer services to our health plan members as well as to third parties that promote health and wellness, including pharmacy solutions, provider, home based, and clinical programs, as well as services and capabilities to advance population health. At the core of our strategy is our integrated care delivery model, which unites quality care, high member engagement, and sophisticated data analytics. Three core elements of the model are to improve the consumer experience by simplifying the interaction with us, engaging members in clinical programs, and offering assistance to providers in transitioning from a fee-for-service to a value-based arrangement. Our approach to primary, physician-directed care for our members aims to provide quality care that is consistent, integrated, cost-effective, and member-focused. The model is designed to improve health outcomes and affordability for individuals and for the health system as a whole, while offering our members a simple, seamless healthcare experience. The discussion that follows describes the products offered by each of our segments.

Our Retail Segment Products
This segment is comprised of products sold on a retail basis to individuals including medical and supplemental benefit plans described in the discussion that follows. The following table presents our premiums and services revenue for the Retail segment by product for the year ended December 31, 2016:

	Retail Segment Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in millions)
Premiums:
Individual Medicare Advantage	$31,863	59.0%
Group Medicare Advantage	4,283	8.0%
Medicare stand-alone PDP	4,009	7.4%
Total Medicare	40,155	74.4%
Medicare Supplement	428	0.8%
State-based Medicaid	2,640	4.9%
Total premiums	43,223	80.1%
Services	6	—%
Total premiums and services revenue	$43,229	80.1%
Medicare
We have participated in the Medicare program for private health plans for over 30 years and have established a national presence, offering at least one type of Medicare plan in all 50 states. We have a geographically diverse membership base that we believe provides us with greater ability to expand our network of PPO and HMO providers. We employ strategies including health assessments and clinical guidance programs such as lifestyle and fitness programs for seniors to guide Medicare beneficiaries in making cost-effective decisions with respect to their health care. We believe these strategies result in cost savings that occur from making positive behavior changes.
Medicare is a federal program that provides persons age 65 and over and some disabled persons under the age of 65 certain hospital and medical insurance benefits. CMS, an agency of the United States Department of Health and Human Services, administers the Medicare program. Hospitalization benefits are provided under Part A, without the payment of any premium, for up to 90 days per incident of illness plus a lifetime reserve aggregating 60 days. Eligible beneficiaries are required to pay an annually adjusted premium to the federal government to be eligible for physician care and other services under Part B. Beneficiaries eligible for Part A and Part B coverage under traditional fee-for-service Medicare are still required to pay out-of-pocket deductibles and coinsurance. Throughout this document this program is referred to as Medicare FFS. As an alternative to Medicare FFS, in geographic areas where a managed care organization has contracted with CMS pursuant to the Medicare Advantage program, Medicare beneficiaries may choose to receive benefits from a Medicare Advantage organization under Medicare Part C. Pursuant to Medicare Part C, Medicare Advantage organizations contract with CMS to offer Medicare Advantage plans to provide benefits at least comparable to those offered under Medicare FFS. Our Medicare Advantage, or MA, plans are discussed more fully below. Prescription drug benefits are provided under Part D.
Individual Medicare Advantage Products
We contract with CMS under the Medicare Advantage program to provide a comprehensive array of health insurance benefits, including wellness programs, chronic care management, and care coordination, to Medicare eligible persons under HMO, PPO, and Private Fee-For-Service, or PFFS, plans in exchange for contractual payments received from CMS, usually a fixed payment per member per month. With each of these products, the beneficiary receives benefits in excess of Medicare FFS, typically including reduced cost sharing, enhanced prescription drug benefits, care coordination, data analysis techniques to help identify member needs, complex case management, tools to guide members in their health care decisions, care management programs, wellness and prevention programs and, in some instances, a reduced monthly Part B premium. Most Medicare Advantage plans offer the prescription drug benefit under

Part D as part of the basic plan, subject to cost sharing and other limitations. Accordingly, all of the provisions of the Medicare Part D program described in connection with our stand-alone prescription drug plans in the following section also are applicable to most of our Medicare Advantage plans. Medicare Advantage plans may charge beneficiaries monthly premiums and other copayments for Medicare-covered services or for certain extra benefits. Generally, Medicare-eligible individuals enroll in one of our plan choices between October 15 and December 7 for coverage that begins on the following January 1.
Our Medicare HMO and PPO plans, which cover Medicare-eligible individuals residing in certain counties, may eliminate or reduce coinsurance or the level of deductibles on many other medical services while seeking care from participating in-network providers or in emergency situations. Except in emergency situations or as specified by the plan, most HMO plans provide no out-of-network benefits. PPO plans carry an out-of network benefit that is subject to higher member cost-sharing. In some cases, these beneficiaries are required to pay a monthly premium to the HMO or PPO plan in addition to the monthly Part B premium they are required to pay the Medicare program.
Most of our Medicare PFFS plans are network-based products with in and out of network benefits due to a requirement that Medicare Advantage organizations establish adequate provider networks, except in geographic areas that CMS determines have fewer than two network-based Medicare Advantage plans. In these areas, we offer Medicare PFFS plans that have no preferred network. Individuals in these plans pay us a monthly premium to receive typical Medicare Advantage benefits along with the freedom to choose any health care provider that accepts individuals at rates equivalent to Medicare FFS payment rates.
CMS uses monthly rates per person for each county to determine the fixed monthly payments per member to pay to health benefit plans. These rates are adjusted under CMS’s risk-adjustment model which uses health status indicators, or risk scores, to improve the accuracy of payment. The risk-adjustment model, which CMS implemented pursuant to the Balanced Budget Act of 1997 (BBA) and the Benefits and Improvement Protection Act of 2000 (BIPA), generally pays more for members with predictably higher costs and uses principal hospital inpatient diagnoses as well as diagnosis data from ambulatory treatment settings (hospital outpatient department and physician visits) to establish the risk-adjustment payments. Under the risk-adjustment methodology, all health benefit organizations must collect from providers and submit the necessary diagnosis code information to CMS within prescribed deadlines. CMS is phasing-in the process of calculating risk scores using diagnoses data from the Risk Adjustment Processing System, or RAPS, to diagnosis data from the Encounter Data System, or EDS. The RAPS process requires MA plans to apply a filter logic based on CMS guidelines and only submit those claims that pass the filtering logic. For submissions through EDS, CMS requires MA plans to submit all the claims data and CMS will apply the risk adjustment filtering logic to determine the risk adjustment data used to calculate risk scores. For 2016, 10% of the risk score was calculated from claims data submitted through EDS, increasing to 25% of the risk score calculated from claims data through EDS for 2017.
At December 31, 2016, we provided health insurance coverage under CMS contracts to approximately 2,837,600 individual Medicare Advantage members, including approximately 598,100 members in Florida. These Florida contracts accounted for premiums revenue of approximately $7.7 billion, which represented approximately 24.2% of our individual Medicare Advantage premiums revenue, or 14.0% of our consolidated premiums and services revenue for the year ended December 31, 2016.
Our HMO, PPO, and PFFS products covered under Medicare Advantage contracts with CMS are renewed generally for a calendar year term unless CMS notifies us of its decision not to renew by May 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. All material contracts between Humana and CMS relating to our Medicare Advantage products have been renewed for 2017, and all of our product offerings filed with CMS for 2017 have been approved.
Individual Medicare Stand-Alone Prescription Drug Products
We offer stand-alone prescription drug plans, or PDPs, under Medicare Part D, including a PDP offering co-branded with Wal-Mart Stores, Inc., or the Humana-Walmart plan. Generally, Medicare-eligible individuals enroll in one of our plan choices between October 15 and December 7 for coverage that begins on the following January 1. Our stand-alone PDP offerings consist of plans offering basic coverage with benefits mandated by Congress, as well as plans providing enhanced coverage with varying degrees of out-of-pocket costs for premiums, deductibles, and co-insurance. Our revenues from CMS and the beneficiary are determined from our PDP bids submitted annually to CMS. These revenues also reflect the health status of the beneficiary and risk sharing provisions as more fully described in Item 7. – Management’s Discussion and Analysis of Financial Condition and Results of Operations under the section titled “Medicare Part D Provisions.” Our stand-alone PDP contracts with CMS are renewed generally for a calendar year term unless CMS notifies us of its decision not to renew by May 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. All material contracts between Humana and CMS relating to our Medicare stand-alone PDP products have been renewed for 2017, and all of our product offerings filed with CMS for 2017 have been approved.
We have administered CMS’s Limited Income Newly Eligible Transition, or LI-NET, prescription drug plan program since 2010. This program allows individuals who receive Medicare’s low-income subsidy to also receive immediate prescription drug coverage at the point of sale if they are not already enrolled in a Medicare Part D plan. CMS temporarily enrolls newly identified individuals with both Medicare and Medicaid into the LI-NET prescription drug plan program, and subsequently transitions each member into a Medicare Part D plan that may or may not be a Humana Medicare plan.
Group Medicare Advantage and Medicare stand-alone PDP
We offer products that enable employers that provide post-retirement health care benefits to replace Medicare wrap or Medicare supplement products with Medicare Advantage or stand-alone PDPs from Humana. These products offer the same types of benefits and services available to members in our individual Medicare plans discussed previously and can be tailored to closely match an employer’s post-retirement benefit structure.
State-based Medicaid Contracts
Our state-based contracts allow us to serve members enrolled in state-based Medicaid programs including Temporary Assistance to Needy Families, or TANF, Long-Term Support Services, or LTSS, and dual eligible demonstration programs. TANF is a state and federally funded program that provides cash assistance and supportive services to assist families with children under age 18, helping them achieve economic self-sufficiency. LTSS is a state and federally funded program that offers states a broad and flexible set of program design options and refers to the delivery of long-term support services for our members who receive home and community or institution-based services for long-term care. Our contracts are generally for three to five year terms.
Medicare beneficiaries who also qualify for Medicaid due to low income or special needs are known as dual eligible beneficiaries, or dual eligibles. The dual eligible population represents a disproportionate share of Medicaid and Medicare costs. There were approximately 10.4 million dual eligible individuals in the United States in 2016, trending upward due to Medicaid eligibility expansions and individuals aging into the Medicare program. Since the enactment of the Health Care Reform Law, states are pursuing stand-alone dual eligible CMS demonstration programs in which Medicare, Medicaid, and LTSS benefits are more tightly integrated. Eligibility for participation in these stand-alone dual eligible demonstration programs may require state-based contractual relationships in existing Medicaid programs.
We have contracts to serve Medicaid eligible members in Florida under the TANF and LTSS programs. Our contracts in Virginia and Illinois serve members under each state’s stand-alone dual eligible demonstration program. In addition, in Illinois we have an Integrated Care Program, or ICP, Medicaid contract. Our Kentucky Medicaid contract is subject to a 100% coinsurance contract with CareSource Management Group Company, ceding all the risk to CareSource.
In addition to the dual eligible members we serve under the Virginia and Illinois demonstration program, we serve other dual eligible members enrolled in our Medicare Advantage and stand-alone prescription drug plans. As of December 31, 2016, we served approximately 486,000 dual eligible members in our Medicare Advantage plans and approximately 1,179,000 dual eligible members in our stand-alone prescription drug plans.

Group and Specialty Segment Products
This segment is comprised of products sold to employer groups and individuals including medical and supplemental benefit plans as well as health and wellness products as described in the discussion that follows. The following table presents our premiums and services revenue for the Group and Specialty segment by product for the year ended December 31, 2016:

	Group and Specialty Segment Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in millions)
External Revenue:
Premiums:
Fully-insured commercial group	$5,405	10.0%
Specialty	1,279	2.4%
Military services	12	—%
Total premiums	6,696	12.4%
Services	643	1.2%
Total premiums and services revenue	$7,339	13.6%
Intersegment services revenue:
Wellness	$22	n/a
Total intersegment services revenue	$22
n/a – not applicable
Individual and Group Commercial Coverage
Our commercial products sold to employer groups include a broad spectrum of major medical benefits with multiple in-network coinsurance levels and annual deductible choices that employers of all sizes can offer to their employees on either a fully-insured, through HMO, PPO, or POS plans, or self-funded basis. Our plans integrate clinical programs, plan designs, communication tools, and spending accounts. We participate in the Federal Employee Health Benefits Program, or FEHBP, primarily with our HMO offering in certain markets. FEHBP is the government’s health insurance program for Federal employees, retirees, former employees, family members, and spouses.
Our administrative services only, or ASO, products are offered to employers who self-insure their employee health plans. We receive fees to provide administrative services which generally include the processing of claims, offering access to our provider networks and clinical programs, and responding to customer service inquiries from members of self-funded employers. These products may include all of the same benefit and product design characteristics of our fully-insured HMO, PPO, or POS products described previously. Under ASO contracts, self-funded employers generally retain the risk of financing substantially all of the cost of health benefits. However, more than half of our ASO customers purchase stop loss insurance coverage from us to cover catastrophic claims or to limit aggregate annual costs.
Employers can customize their offerings with optional benefits such as dental, vision, life, and a portfolio of voluntary benefit products. We also offer optional benefits such as dental, vision life, and a portfolio of financial protection products to individuals.
Military Services
Under our TRICARE South Region contract with the United States Department of Defense, or DoD, we provide administrative services to arrange health care services for the dependents of active duty military personnel and for retired military personnel and their dependents. We have participated in the TRICARE program since 1996 under contracts with the DoD. On April 1, 2012, we began delivering services under our current TRICARE South Region contract that the Defense Health Agency, or DHA (formerly known as the TRICARE Management Activity), awarded to us on February 25, 2011. Under the current contract, we provide administrative services while the federal government retains all of the risk of the cost of health benefits. Accordingly, we account for revenues under the current contract net of estimated health care costs similar to an administrative services fee only agreement.
Our Healthcare Services Segment Products
The products offered by our Healthcare Services segment are key to our integrated care delivery model. This segment is comprised of stand-alone businesses that offer services including pharmacy solutions, provider services, clinical care services, and predictive modeling and informatics services to other Humana businesses, as well as external health plan members, external health plans, and other employers or individuals and are described in the discussion that follows. Our intersegment revenue is described in Note 17 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. The following table presents our services revenue for the Healthcare Services segment by line of business for the year ended December 31, 2016:

	Healthcare Services Segment Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in millions)
Intersegment revenue:
Pharmacy solutions	$21,952	n/a
Provider services	1,677	n/a
Clinical care services	1,343	n/a
Total intersegment revenue	$24,972
External services revenue:
Pharmacy solutions	$31	0.1%
Provider services	78	0.1%
Clinical care services	201	0.4%
Total external services revenue	$310	0.6%
n/a – not applicable
Pharmacy solutions
Humana Pharmacy Solutions®, or HPS, manages traditional prescription drug coverage for both individuals and employer groups in addition to providing a broad array of pharmacy solutions. HPS also operates prescription mail order services for brand, generic, and specialty drugs and diabetic supplies through Humana Pharmacy, Inc., as well as research services.
Provider services
We operate full-service, multi-specialty medical centers, primarily in Florida, staffed by primary care providers and medical specialists practicing cardiology, endocrinology, geriatric medicine, internal medicine, ophthalmology, neurology, and podiatry.
We also operate Transcend, a Medical Services Organization, or MSO, that coordinates medical care for Medicare Advantage beneficiaries primarily in four states. Transcend provides resources in care coordination, financial risk management, clinical integration and patient engagement that help physicians improve the patient experience as well as care outcomes. Transcend collaborates with physicians, medical groups and integrated delivery systems to successfully transition to value-based care by engaging, partnering and offering practical services and solutions. Transcend represents a key component of our integrated care delivery model which we believe is scalable to new markets. In addition, we own a noncontrolling equity interest in MCCI Holdings, LLC, a privately held MSO headquartered in Miami, Florida, that primarily coordinates medical care for Medicare Advantage beneficiaries in Florida, Texas and Georgia.

Programs to enhance the quality of care for members are key elements of our integrated care delivery model. We believe that technology represents a significant opportunity in health care that positively impacts our members. Our Transcend Insights business focuses on population health and wellness capabilities across the sector and serves health care systems, physicians and care teams by leveraging actionable data to help improve patient care. We help care teams and patients transition from a reactive approach to care to one that proactively promotes health and long-term wellness. We have enhanced our health information technology capabilities enabling us to create a more complete view of an individual’s health, designed to connect, coordinate and simplify health care while reducing costs. These capabilities include our health care analytics engine, which reviews billions of clinical data points on millions of patients each day to provide members, providers, and payers real-time clinical insights to identify evidence-based gaps-in-care, drug safety alerts and other critical health concerns to improve outcomes. Additionally, our technology connects Humana and disparate electronic health record systems to enable the exchange of essential health information in real-time to provide physicians and care teams with a single, comprehensive patient view.
On June 1, 2015, we completed the sale of our wholly owned subsidiary, Concentra Inc., or Concentra, that delivered occupational medicine, urgent care, physical therapy, and wellness services to employees and the general public through its operation of medical centers and worksite medical facilities. See Note 3 to the consolidated financial statements included in Item 8. - Financial Statements and Supplementary Data.
Clinical care services
Via in-home care, telephonic health counseling/coaching, and remote monitoring, we are actively involved in the care management of our customers with the greatest needs. Clinical care services services include the operations of Humana At Home, Inc., or Humana At Home®. As a chronic-care provider of in-home care for seniors, we provide innovative and holistic care coordination services for individuals living with multiple chronic conditions, individuals with disabilities, fragile and aging-in-place members and their care givers. We focus our deployment of these services in geographies, such as Florida, with a high concentration of members living with multiple chronic conditions. The clinical support and care provided by Humana At Home is designed to improve health outcomes and result in a higher number of days members can spend at their homes instead of in an acute care facility. To that end, we have accelerated our process for identifying and reaching out to members in need of clinical intervention. At December 31, 2016, we enrolled approximately 622,300 members with complex chronic conditions in the Humana Chronic Care Program, a 5.4% increase compared with approximately 590,300 members at December 31, 2015, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement, particularly for our Medicare Advantage membership. We believe these initiatives lead to better health outcomes for our members and lower health care costs.
We are committed to the integrated physical and mental health of our members. Accordingly, we take a holistic approach to healthcare, offering care management, behavioral health services and wellness programs.
Our care management programs take full advantage of the population health, wellness and clinical applications offered by Transcend Insights and CareHub, our clinical management tool used by providers and care managers across the company to help our members achieve their best health, to offer various levels of support, matching the intensity of the support to the needs of members with ongoing health challenges through telephonic and onsite programs. These programs include Personal Nurse, chronic condition management, and case management as well as programs supporting maternity, cancer, neonatal intensive care unit, and transplant services.
In addition, we focus on the behavioral aspects of a members' health such as managing stress and work/life balance. Humana Behavioral Health takes a holistic, mind-and-body approach to behavioral healthcare to address the whole person, encouraging faster recovery and improving clinical outcomes while reducing costs for both the member and employer.

Wellness
We offer wellness solutions including our Go365 wellness and loyalty rewards program, health coaching, employee assistance program, and clinical programs. These programs, when offered collectively to employer customers as our Total Health product, turn any standard plan of the employer's choosing into an integrated health and well-being solution that encourages participation in these programs.
Our Go365 program provides our members with access to a science-based, actuarially driven wellness and loyalty program that features a wide range of well-being tools and rewards that are customized to an individual’s needs and wants. A key element of the program includes a sophisticated health-behavior-change model supported by an incentive program.
Our Individual Commercial Products
Our individual health plans are marketed under the HumanaOne brand. We offer products both on and off of the public exchange. We offer products on exchanges where we can achieve an affordable cost of care, including HMO offerings and select networks in most markets. Our off-exchange products are primarily PPO and POS offerings, including plans issued prior to 2014 that were previously underwritten. For 2017, we discontinued substantially all Health Care Reform Law compliant off-exchange individual commercial medical plans effective January 1, 2017. Policies issued prior to the enactment of the Health Care Reform Law on March 23, 2010 are grandfathered policies. Grandfathered policies are exempt from most of the requirements of the Health Care Reform Law, including mandated benefits. However, our grandfathered plans include provisions that guarantee renewal of coverage for as long as the plan is continued and the individual chooses to renew. Policies issued between March 23, 2010 and December 31, 2013 are required to conform to the Health Care Reform Law, including mandated benefits, upon renewal at various transition dates between 2016 and 2017 depending on the state.
On February 14, 2017, we announced we are exiting our individual commercial medical businesses January 1, 2018 as more fully described in Note 7 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
Other Businesses
Other Businesses primarily includes our closed block of long-term care insurance policies described below. Total premiums and services revenue for our Other Businesses was $48 million, or 0.1% of consolidated premiums and services revenue for the year ended December 31, 2016.
We have a non-strategic closed block of approximately 30,800 long-term care insurance policies associated with our acquisition of KMG America Corporation in 2007. Long-term care insurance policies are intended to protect the insured from the cost of long-term care services including those provided by nursing homes, assisted living facilities, and adult day care as well as home health care services. No new policies have been written since 2005 under this closed block.

Membership
The following table summarizes our total medical membership at December 31, 2016, by market and product:

	Retail Segment					Group and Specialty Segment
	(in thousands)
	Individual Medicare Advantage	Group Medicare Advantage	Medicare stand- alone PDP	Medicare Supplement	State- based contracts	Fully- insured commercial Group	ASO	Military services	Individual Commercial	Other Businesses	Total	Percent of Total
Florida	598.1	16.0	345.0	6.7	365.9	140.2	50.7	—	194.4	—	1,717.0	12.1%
Texas	222.5	69.9	309.7	7.5	—	203.1	24.6	—	101.4	—	938.7	6.6%
Kentucky	76.3	58.2	206.5	5.4	—	107.7	170.1	—	10.1	—	634.3	4.5%
Georgia	115.8	2.5	130.2	9.9	—	158.1	20.8	—	163.7	—	601.0	4.2%
California	70.0	0.1	444.3	15.7	—	—	—	—	—	—	530.1	3.7%
Ohio	118.2	16.3	181.8	48.5	—	51.0	69.1	—	5.8	—	490.7	3.4%
Illinois	87.8	21.3	174.7	4.4	11.5	72.8	89.9	—	5.4	—	467.8	3.3%
Missouri/Kansas	90.7	4.3	213.2	8.1	—	54.9	10.8	—	16.4	—	398.4	2.8%
North Carolina	146.4	39.5	178.3	4.7	—	—	—	—	2.6	—	371.5	2.6%
Tennessee	144.9	3.7	108.6	4.0	—	46.7	29.4	—	27.9	—	365.2	2.6%
Louisiana	155.9	11.5	58.2	1.6	—	68.6	32.9	—	29.2	—	357.9	2.5%
Wisconsin	63.2	10.6	113.0	5.0	—	89.0	37.2	—	5.9	—	323.9	2.3%
Virginia	112.3	6.1	140.3	7.9	10.7	—	—	—	1.4	—	278.7	2.0%
Indiana	93.1	3.7	133.3	7.5	—	22.8	14.2	—	2.1	—	276.7	1.9%
Michigan	47.4	14.0	147.6	2.9	—	5.3	0.5	—	27.2	—	244.9	1.7%
Pennsylvania	40.3	0.9	157.4	4.6	—	—	—	—	—	—	203.2	1.4%
South Carolina	95.0	0.8	86.0	4.7	—	—	—	—	0.2	—	186.7	1.3%
Military services	—	—	—	—	—	—	—	3,084.1	—	—	3,084.1	21.7%
Others	559.7	76.0	1,823.3	69.7	—	115.8	23.0	—	61.1	30.8	2,759.4	19.4%
Totals	2,837.6	355.4	4,951.4	218.8	388.1	1,136.0	573.2	3,084.1	654.8	30.8	14,230.2	100.0%
Provider Arrangements
We provide our members with access to health care services through our networks of health care providers whom we employ or with whom we have contracted, including hospitals and other independent facilities such as outpatient surgery centers, primary care providers, specialist physicians, dentists, and providers of ancillary health care services and facilities. These ancillary services and facilities include laboratories, ambulance services, medical equipment services, home health agencies, mental health providers, rehabilitation facilities, nursing homes, optical services, and pharmacies. Our membership base and the ability to influence where our members seek care generally enable us to obtain contractual discounts with providers.
We use a variety of techniques to provide access to effective and efficient use of health care services for our members. These techniques include the coordination of care for our members, product and benefit designs, hospital inpatient management systems, the use of sophisticated analytics, and enrolling members into various care management programs. The focal point for health care services in many of our HMO networks is the primary care provider who, under contract with us, provides services to our members, and may control utilization of appropriate services by directing or approving hospitalization and referrals to specialists and other providers. Some physicians may have arrangements under which they can earn bonuses when certain target goals relating to the provision of quality patient care are met. We have available care management programs related to complex chronic conditions such as congestive heart failure and coronary artery disease. We also have programs for prenatal and premature infant care, asthma related illness, end stage renal disease, diabetes, cancer, and certain other conditions.
We typically contract with hospitals on either (1) a per diem rate, which is an all-inclusive rate per day, (2) a case rate or diagnosis-related groups (DRG), which is an all-inclusive rate per admission, or (3) a discounted charge for inpatient hospital services. Outpatient hospital services generally are contracted at a flat rate by type of service, ambulatory payment classifications, or APCs, or at a discounted charge. APCs are similar to flat rates except multiple services and procedures may be aggregated into one fixed payment. These contracts are often multi-year agreements, with rates that are adjusted for inflation annually based on the consumer price index, other nationally recognized inflation indexes, or specific negotiations with the provider. Outpatient surgery centers and other ancillary providers typically are contracted at flat rates per service provided or are reimbursed based upon a nationally recognized fee schedule such as the Medicare allowable fee schedule.
Our contracts with physicians typically are renewed automatically each year, unless either party gives written notice, generally ranging from 90 to 120 days, to the other party of its intent to terminate the arrangement. Most of the physicians in our PPO networks and some of our physicians in our HMO networks are reimbursed based upon a fixed fee schedule, which typically provides for reimbursement based upon a percentage of the standard Medicare allowable fee schedule.
The terms of our contracts with hospitals and physicians may also vary between Medicare and commercial business. A significant portion of our Medicare network contracts, including those with both hospitals and physicians, are tied to Medicare reimbursement levels and methodologies.
Automatic reductions to the federal budget, known as sequestration, took effect on April 1, 2013, including aggregate reductions to Medicare payments to providers of up to 2% per fiscal year. Due to the uncertainty around the application of these reductions, there can be no assurances that we can completely offset any reductions to the Medicare healthcare programs.
Capitation
We offer providers a continuum of opportunities to increase the integration of care and offer assistance to providers in transitioning from a fee-for-service to a value-based arrangement. These include performance bonuses, shared savings and shared risk relationships. For some of our medical membership, we share risk with providers under capitation contracts where physicians and hospitals accept varying levels of financial risk for a defined set of membership, primarily HMO membership. Under the typical capitation arrangement, we prepay these providers a monthly fixed-fee per member, known as a capitation (per capita) payment, to cover all or a defined portion of the benefits provided to the capitated member.
We believe these risk-based models represent a key element of our integrated care delivery model at the core of our strategy. Our health plan subsidiaries may enter into these risk-based contracts with third party providers or our owned provider subsidiaries.
At December 31, 2016, approximately 1,193,400 members, or 8.4% of our medical membership, were covered under risk-based contracts, including 921,000 individual Medicare Advantage members, or 32.5% of our total individual Medicare Advantage membership.
Physicians under capitation arrangements typically have stop loss coverage so that a physician’s financial risk for any single member is limited to a maximum amount on an annual basis. We typically process all claims and monitor the financial performance and solvency of our capitated providers. However, we delegated claim processing functions under capitation arrangements covering approximately 191,300 HMO members, including 170,500 individual Medicare Advantage members, or 18.5% of the 921,000 individual Medicare Advantage members covered under risk-based contracts at December 31, 2016, with the provider assuming substantially all the risk of coordinating the members’ health care benefits. Capitation expense under delegated arrangements for which we have a limited view of the underlying claims experience was approximately $1.3 billion, or 2.9% of total benefits expense, for the year ended December 31, 2016. We remain financially responsible for health care services to our members in the event our providers fail to provide such services.
Accreditation Assessment
Our accreditation assessment program consists of several internal programs, including those that credential providers and those designed to meet the audit standards of federal and state agencies as well as external accreditation standards. We also offer quality and outcome measurement and improvement programs such as the Health Care Effectiveness Data and Information Sets, or HEDIS, which is used by employers, government purchasers and the National Committee for Quality Assurance, or NCQA, to evaluate health plans based on various criteria, including effectiveness of care and member satisfaction.
Providers participating in our networks must satisfy specific criteria, including licensing, patient access, office standards, after-hours coverage, and other factors. Most participating hospitals also meet accreditation criteria established by CMS and/or the Joint Commission on Accreditation of Healthcare Organizations.
Recredentialing of participating providers occurs every two to three years, depending on applicable state laws. Recredentialing of participating providers includes verification of their medical licenses, review of their malpractice liability claims histories, review of their board certifications, if applicable, and review of applicable quality information. A committee, composed of a peer group of providers, reviews the applications of providers being considered for credentialing and recredentialing.
We request accreditation for certain of our health plans and/or departments from NCQA, the Accreditation Association for Ambulatory Health Care, and URAC. Accreditation or external review by an approved organization is mandatory in the states of Florida and Kansas for licensure as an HMO. Additionally, all products sold on the federal and state marketplaces are required to be accredited. Certain commercial businesses, like those impacted by a third-party labor agreement or those where a request is made by the employer, may require or prefer accredited health plans.
NCQA reviews our compliance based on standards for quality improvement, credentialing, utilization management, member connections, and member rights and responsibilities. We have achieved and maintained NCQA accreditation in most of our commercial, Medicare and Medicaid HMO/POS markets with enough history and membership, and for many of our PPO markets.
Sales and Marketing
We use various methods to market our products, including television, radio, the Internet, telemarketing, and direct mailings.
At December 31, 2016, we employed approximately 1,500 sales representatives, as well as approximately 1,300 telemarketing representatives who assisted in the marketing of Medicare in our Retail segment, individual commercial health insurance in our Individual Commercial segment, and specialty products in our Group and Specialty segment, including making appointments for sales representatives with prospective members. We have a marketing arrangement with Wal-Mart Stores, Inc., or Wal-Mart, for our individual Medicare stand-alone PDP offering. We also sell group Medicare Advantage products through large employers. In addition, we market our Medicare and individual commercial health insurance and specialty products through licensed independent brokers and agents. For our Medicare products, commissions paid to employed sales representatives and independent brokers and agents are based on a per unit commission structure, regulated in structure and amount by CMS. For our individual commercial health insurance and specialty products, we generally pay brokers a commission based on premiums, with commissions varying by market and premium volume. In addition to a commission based directly on premium volume for sales to particular customers, we also have programs that pay brokers and agents based on other metrics. These include commission bonuses based on sales that attain certain levels or involve particular products. We also pay additional commissions based on aggregate volumes of sales involving multiple customers.
In our Group and Specialty segment, individuals may become members of our commercial HMOs and PPOs through their employers or other groups, which typically offer employees or members a selection of health insurance products, pay for all or part of the premiums, and make payroll deductions for any premiums payable by the employees. We attempt to become an employer’s or group’s exclusive source of health insurance benefits by offering a variety of HMO, PPO, and specialty products that provide cost-effective quality health care coverage consistent with the needs and expectations of their employees or members. In addition, we have begun to offer plans to employer groups through private exchanges. Employers can give their employees a set amount of money and then direct them to a private exchange where employees can shop for a health plan and other benefits based on what the employer has selected as options. We use licensed independent brokers, independent agents, and employees to sell our group products. Many of our larger employer group customers are represented by insurance brokers and consultants who assist these groups in the design and purchase of health care products. We pay brokers and agents using the same commission structure described above for our individual commercial health insurance and specialty products.
Underwriting
Since 2014, the Health Care Reform Law requires all individual and certain group health plans to guarantee issuance and renew coverage without pre-existing condition exclusions or health-status rating adjustments. Accordingly, newly issued individual and certain group health plans are not subject to underwriting. Further, underwriting techniques are not employed in connection with our Medicare, military services, or Medicaid products because government regulations require us to accept all eligible applicants regardless of their health or prior medical history.
Competition
The health benefits industry is highly competitive. Our competitors vary by local market and include other managed care companies, national insurance companies, and other HMOs and PPOs. Many of our competitors have a larger membership base and/or greater financial resources than our health plans in the markets in which we compete. Our ability to sell our products and to retain customers may be influenced by such factors as those described in Item 1A. – Risk Factors in this 2016 Form 10-K.
Government Regulation
Diverse legislative and regulatory initiatives at both the federal and state levels continue to affect aspects of the nation’s health care system.
Our management works proactively to ensure compliance with all governmental laws and regulations affecting our business. We are unable to predict how existing federal or state laws and regulations may be changed or interpreted, what additional laws or regulations affecting our businesses may be enacted or proposed, when and which of the proposed laws will be adopted or what effect any such new laws and regulations will have on our results of operations, financial position, or cash flows.
For a description of certain material current activities in the federal and state legislative areas, see Item 1A. – Risk Factors in this 2016 Form 10-K.
Certain Other Services
Captive Insurance Company
We bear general business risks associated with operating our Company such as professional and general liability, employee workers’ compensation, and officer and director errors and omissions risks. Professional and general liability risks may include, for example, medical malpractice claims and disputes with members regarding benefit coverage. We retain certain of these risks through our wholly-owned, captive insurance subsidiary. We reduce exposure to these risks by insuring levels of coverage for losses in excess of our retained limits with a number of third-party insurance companies. We remain liable in the event these insurance companies are unable to pay their portion of the losses.
Centralized Management Services
We provide centralized management services to each of our health plans and to our business segments from our headquarters and service centers. These services include management information systems, product development and administration, finance, human resources, accounting, law, public relations, marketing, insurance, purchasing, risk management, internal audit, actuarial, underwriting, claims processing, billing/enrollment, and customer service. Through intercompany service agreements approved, if required, by state regulatory authorities, Humana Inc., our parent company, charges a management fee for reimbursement of certain centralized services provided to its subsidiaries.

Employees
As of December 31, 2016, we had approximately 51,600 employees and approximately 2,600 additional medical professionals working under management agreements primarily between us and affiliated physician-owned associations. We believe we have good relations with our employees and have not experienced any work stoppages.